EXHIBIT 10.1

RESIGNATION, RELEASE AND CONSULTING AGREEMENT

This Resignation, Release and Consulting Agreement (this “Agreement”) is entered into this 3rd day of July, 2013 (but shall be effective at the Effective Time, as hereinafter defined) by and between ViewPoint Financial Group, Inc. (“VPFG”), ViewPoint Bank, N.A. (the “Bank”) and Pathie E. McKee (“McKee”).

WHEREAS, McKee is the Executive Vice President and Chief Financial Officer of both VPFG and the Bank; and

WHEREAS, McKee has determined to resign from all positions with VPFG and the Bank effective as of July 31, 2013; and

WHEREAS, following such resignation, VPFG desires to obtain from McKee, certain consulting services as described herein, and McKee is willing to provide such services on the terms set forth herein; and

WHEREAS, McKee and the Bank and VPFG intend that this Agreement shall be in complete settlement of all rights and claims of McKee relating to her employment by VPFG, the Bank and any of its affiliated entities, including the severance agreement entered into between the Bank and McKee dated effective as of January 1, 2012, except to the extent herein provided otherwise.

NOW THEREFORE, in consideration of the mutual covenants contained herein and upon the terms and considerations set forth below, the parties agree as follows:

I.    Resignation. McKee does hereby resign from each and every position held at VPFG and the Bank effective as of July 31, 2013 (the “Effective Time”). McKee's employment with such entities shall likewise cease at the Effective Time.

II.    Term.    The term of this Agreement shall be for a period of five (5) months (the “Term”) commencing on the day following the Effective Time, and may be extended by mutual consent of the parties.

III.    Consulting Services.

A.    McKee shall render consulting and advisory services to VPFG and any of its affiliates concerning accounting and financial reporting matters as may be reasonably requested from time to time, but limited to no more than forty (40) hours per month, by the President and Chief Executive Officer of VPFG.

B.    McKee shall, to the extent requested by VPFG, provide services under this Agreement at places and times reasonably designated by VPFG. VPFG agrees that McKee, acting as a sole proprietor or in connection with a consulting business established by her, may render consulting services to others not affiliated with VPFG so long as (i) such activities do not interfere with the proper rendering of services to VPFG pursuant to this Agreement and (ii) McKee does not violate Section V of this Agreement.

C.    The parties agree that McKee shall have the status of independent contractor and that nothing in this Agreement shall be construed or interpreted as creating a relationship of employer and employee or principal and agent between them.

IV.    Compensation for Consulting Services. During the Term, VPFG shall pay McKee fees at a fixed monthly rate of $30,000.00 irrespective of the time spent on matters assigned by VPFG. Such fees shall be payable in regular increments not less frequently than monthly. VPFG shall reimburse McKee for reasonable expenses incurred in connection with the provision of services under this Agreement so long as such expenses are approved by VPFG in writing, in advance.

V.    Covenant Not to Compete; Non-Solicitation; Restrictive Covenants; Confidential Information.

A.
McKee hereby agrees that for a period of one (1) year after the Effective Time, without the prior written consent of VPFG, she shall not serve as a director, employee or officer of, or, except as previously disclosed to VPFG, provide personal services to, any institution insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration which has a home office within fifty (50) miles of VPFG's home office. Notwithstanding the foregoing, it is expressly understood by the parties that during the Term, McKee may render consulting services to others subject to the restrictions set forth in Section III.B of this Agreement.

B.
The parties agree that by reason of her employment as Executive Vice President and Chief Financial Officer of VPFG and the Bank and her services hereunder, McKee has and will have special knowledge of the business and plans of VPFG and its affiliates received during such employment and/or the Term which has not been disclosed by VPFG or any affiliate and which constitutes confidential and proprietary business information (“Confidential Information”). McKee agrees that, without the prior written consent of VPFG, she shall not in any way disclose to any person or entity other than VPFG and its affiliates any Confidential Information or written or other form of record containing Confidential Information. Notwithstanding the foregoing, McKee may, consistent with the performance of consulting services for persons and entities other than the Company and its affiliates as permitted under Section III.B of this Agreement, disclose knowledge of general financial and economic principles that do not reflect Confidential Information.

C.
For a period of one year after the Effective Time, McKee hereby covenants and agrees, on McKee's own behalf and on behalf or for the benefit of any other business enterprise, directly or indirectly not to: (i) solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away, or establish a business with, any person who was employed by or had a consulting or contractual relationship with VPFG or any affiliate at any time within the six months immediately prior to the Effective Time, or suggest to or discuss with any such person the discontinuation of that person's status or employment with VPFG or any affiliate, or such person's employment with VPFG or any affiliate, (ii) call on, solicit, or take away the business of any person or entity who was a customer of VPFG or any affiliate during McKee's employment with VPFG or the Bank, in either case for a business that is competitive with (or for services that are competitive with) VPFG or any affiliate or any other business or service then engaged in, marketed, or provided by VPFG or any affiliate; (iii) solicit or market any business or type of service then engaged in, marketed or provided by VPFG or any affiliate to any person or entity that was a customer or potential customer of VPFG or any affiliate at any time during the last year of McKee's employment with VPFG or any affiliate, or communicate in any way with any such person concerning any such business or service, or (iv) encourage any person or entity who was a customer or client of VPFG or any affiliate at any time during the last year of McKee's employment with VPFG or any affiliate to cease doing business, or to reduce that person's or entity's level of business, with VPFG or any affiliate, or take away or procure for the benefit of any other person any business that is provided or marketed by, or competitive with, a service or business provided or marketed by VPFG or any affiliate at any time during the last year of McKee's employment with VPFG or any affiliate. McKee acknowledges that the provisions of this Section V.C.: (a) are reasonable and necessary to preserve the very strong and legitimate business interests of VPFG and its affiliates, including its interests in protecting and preserving its goodwill, and customer and client relationships; (b) will not prevent McKee from earning a reasonable livelihood in McKee's chosen business or profession, or otherwise; and (c) do not impose an undue hardship on McKee. McKee further acknowledges that a breach or threatened breach of this Section V.C. will cause VPFG and its affiliates immediate and irreparable harm and injury for which VPFG and its affiliates will not have an adequate remedy at law. Consequently, VPFG and any affiliate shall have the right to secure injunctive relief to enforce any breach or threatened breach of any provision of this Agreement. If VPFG and its affiliates incur legal fees and other expenses to enforce the provisions of this Section V.C. and/or seek redress for any violation thereof, McKee promises and agrees to pay all costs, court costs, fees and expenses, including reasonable attorney fees, incurred by VPFG and its affiliates to enforce any provision of this Section V.C. whether by an action to enforce specific performance or for damages for McKee's breach or otherwise and/or to recover and collect damages for any violation, whether or not litigation is commenced. This is in addition to and not in lieu of any other remedies which VPFG and its affiliates may have for any violation of this Agreement. VPFG's and its affiliates' right to enforce the terms of this Section V.C. shall not be affected by the existence or non-existence of any other similar agreement for anyone else employed by or who contracted with VPFG or any affiliate, or by VPFG or any affiliate's failure to fully enforce, or enforce at all, the terms of any other such agreement for any other employee or contractor.

D.    At the conclusion of the Term or upon earlier termination of this Agreement, McKee shall deliver to the Company all copies of all written or other records containing Confidential Information which are in her possession or control.

E.    The provisions of this Section V shall survive termination of this Agreement. In the event of a breach or threatened breach of this Section V, VPFG shall be entitled to an injunction restraining McKee from violating this Section V in addition to any other remedies available to VPFG, including but not limited to recovery of damages from McKee.

VI.    Health Benefits and Other Benefit Plans. For one (1) year following the Effective Time, VPFG shall provide to McKee, at VPFG's expense, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time ("COBRA"), which such benefits above shall not extend the period during which McKee is entitled to benefits under COBRA. Except as otherwise provided in this Section VI, McKee shall cease to accrue benefits under the other benefit plans of VPFG and its affiliates and her participation in such plans shall terminate. Nothing contained herein shall limit or otherwise impair McKee's right to receive benefits which are vested prior to the Effective Time under any benefit plans of VPFG and its affiliates in which McKee participated prior to the Effective Time, which vested benefits shall be provided to McKee in accordance with the terms of such plans and applicable laws, rules and regulations.

VII.    Other Consideration. VPFG agrees to pay to McKee the following as consideration for McKee's execution of this Agreement:

1.
A cash benefit equal to $120,000.00, payable after the Term and on or before January 2, 2014, which such payment shall be reduced or eliminated to the extent of any amounts received by McKee with respect to services performed by her for others during the Term;

2.
The remaining unvested portion of McKee's 2011 and 2012 Non-Equity Incentive Plan Compensation ("NEIPC"), which is comprised of four thousand five hundred fifty two (4,552) shares of VPFG phantom stock. The cash value of this phantom stock will be based on the closing price for VPFG stock on July 31, 2013 and will be paid to McKee within five (5) days of the Effective Date; and

3.
In order to accommodate the vesting of one thousand four hundred (1,400) shares of VPFG restricted stock scheduled to vest in favor of McKee on August 20, 2013 (the “Shares”), VPFG shall accelerate the vesting of the Shares to July 31, 2013. All other outstanding and unvested equity awards granted to McKee shall otherwise be deemed forfeited on the Effective Date.

VIII.    Release.

A.    McKee, on behalf of McKee and for anyone else who may make a claim on behalf of McKee, knowingly and voluntarily releases and discharges VPFG, the Bank and any subsidiary companies, affiliates, operating groups and their predecessors, successors and assigns, and their current and former officers, directors, employees, trustees, shareholders, members, partners, attorneys, agents, representatives, benefit plan administrators and successors and assigns of the foregoing (“Released Parties”) from any and all claims, causes of action, demands, lawsuits, or other charges whatsoever, known or unknown, directly or indirectly, from the beginning of the World through the Effective Date, related to or arising out of McKee's employment with VPFG, the Bank or any of their affiliated entities. The claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, infliction of emotional distress, and those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability, or any other basis, including, but not limited to, any claim or action under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (as amended by the Old Workers' Benefit Protection Act), the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the McKee Retirement Income Security Act of 1974, any civil rights act of the State of Texas, the Texas Fair Employment and Housing Act, the Texas Commission on Human Rights Act, the Texas Labor Code, any state statute relating to employee benefits or pensions, and any and all other federal, state or local statutes and any other applicable civil rights laws or regulations, the common laws of the State of Texas, any applicable municipal civil rights ordinance, the Family and Medical Leave Act and any applicable state family and medical leave statute, any express or implied contract right, including under McKee's severance agreement, or any other federal, state or local law, rule, ordinance, or regulation as presently enacted or adopted and as each may hereafter be amended.

The foregoing release does not apply to, and McKee does not waive any rights she may have relating to: (1) payments or benefits to be provided to McKee pursuant to this Agreement or any claim against VPFG and the Bank on a breach of this Agreement; (2) McKee's vested benefits under any benefit plan of VPFG and its affiliates in which she has participated prior to the Effective Date, including without limitation VPFG's: (i) Nonqualified Deferred Compensation Plan; and (ii) 401(k) plan; or (3) any claims by McKee for indemnification or defense pursuant to (i) provisions of the charter or bylaws or equivalent documents of VPFG, the Bank and any affiliated entities; (ii) applicable law; and (iii) any directors' and officers' liability, general liability or other insurance policy carried by VPFG, the Bank and any affiliated entities in the event any third party claims are asserted against McKee by virtue of her service as an officer or employee of VPFG, the Bank or any affiliated entities.

With respect to any claim that McKee might have under the Age Discrimination in Employment Act of 1967, as amended: (i) McKee's waiver of said rights or claims under the Age Discrimination in Employment Act of 1967 is in exchange for the consideration reflected in this Agreement; (ii) McKee acknowledges that she has been advised in writing to consult with an attorney prior to executing this Agreement; (iii) McKee acknowledges that she was given a period of at least twenty one (21) calendar days within which to consider this Agreement, and to the extent McKee has taken less than twenty one (21) days to consider this Agreement, McKee acknowledges that she has had sufficient time to consider this Agreement and to consult with counsel and that she did not desire additional time; and (iv) the parties agree that McKee has a period of seven (7) calendar days following her execution of this Agreement within which to revoke this Agreement.

The parties also acknowledge and agree that this Agreement shall not be effective or enforceable until the eighth (8th) calendar day following McKee's execution of this Agreement, which day is herein referred to as the “Effective Date.”

B. McKee acknowledges and represents that VPFG and the Bank have paid, or will pay on or before July 31, 2013, all salary, wages, compensation, bonuses, accrued vacation, commissions and any and all other benefits due to McKee.

IX.    Covenant Not to Sue. Except for actions excluded from Section VIII above and for any breach of this Agreement, McKee agrees not to file or commence any action or proceeding against any Released Parties with any local, state or Federal agency or in state or federal court with respect to any matter that is the subject of the release given in Section VIII above.

X.    Termination of Agreement. This Agreement may be terminated by VPFG prior to the conclusion of the Term if McKee violates the provisions of Section V or McKee dies, or in the event of McKee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In the event of such termination of this Agreement, VPFG shall be obligated under Section IV of this Agreement only to pay fees and reimburse expenses accrued through the date of termination, and shall be obligated to pay the consideration set forth in Section VII, items 2 and 3 and shall have no further obligation to McKee.

XI.    Assignment; Successors. This Agreement may not be assigned by either party, whether by agreement, operation of law or otherwise, without the consent of the other, except that (i) VPFG may assign this Agreement to a subsidiary wholly owned by it, either directly or indirectly, or to a successor by operation of law, and (ii) McKee may assign this Agreement to a corporation or other entity which she controls if such entity agrees that the services to be provided under this Agreement shall be provided by McKee personally. This Agreement shall be binding upon and inure to the benefit of McKee and VPFG and their respective permitted successors and assigns.

XII.    Prior Agreements; Amendments; Severability; Waiver; Headings. This Agreement contains the entire agreement between the parties with respect to services to be rendered by McKee during the Term and supersedes any prior oral or written agreements or understandings between them with respect to such services. This Agreement may be modified or amended only by an instrument in writing executed by both parties. If any provision of this Agreement is determined to be invalid, such invalidity shall not affect any other provisions, and such other provisions shall continue in full force and effect to the full extent consistent with applicable law. No term or condition of this Agreement shall be deemed to have been waived, nor there any estoppel against enforcement of any provision of this Agreement, except by a writing signed by the party charged with waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein and each waiver shall operate only as to the specific term or condition waived. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

XIII.    Arbitration. Except in the event that VPFG alleges a breach or threatened breach of Section V of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

XIV.    Notices. Any notices pursuant to this Agreement shall be sent (i) if to McKee, to the home address she has most recently provided to VPFG and (ii) if to VPFG, to 1309 W. 15th Street, Suite 400, Plano, Texas 75075, attention: General Counsel.

XV.    Governing Law. This Agreement shall be governed by the law of the State of Texas to the extent not pre-empted by federal law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

VIEWPOINT FINANCIAL GROUP, INC.

By: __________________________________

Scott A. Almy
Executive Vice President

VIEWPOINT BANK, N.A.

By: __________________________________

Scott A. Almy
Executive Vice President

PATHIE E. MCKEE, Individually

__________________________________